,.

EMPLOYMENTCONTRACT

BETWEEN THE UNDERSIGNED:

ELA MEDICAL, a French limited liability company (SAS) with a capital of
€50,000,000, whose registered office is located at 98, rue Maurice Arnoux in Montrouge - 92120, registered with the Commercial and Companies Registry of Nanterre under the number B 309 786 481, represented by Mr. Stéphane BESSETTE, acting in his capacity as Vice President Human Resources, hereinafter referred to as the "Company",

on the one hand ,

AND:

Mr. Stefano Di Lullo, born on 141
h

June 1961 in Montréal, of Canadian

nationality , residing at 16, allée de la Clairière in Noisy-le-Roi - 78590,

hereinafter referred to as the "Employee" or "Mr. Di Lullo",

on the other hand.

2.

THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1 - Hiring

The Employee is hired by the Company as Senior Vice President, Vascular Therapy Business Unit.

In addition, the Employee shall be asked to hold a special assignment as Strategie Marketing Advisor for the Heart Valves Business.

The hiring will be effective November 1, 2005 at the latest, subject to the results of a medical examination and subject to obtainment of the necessary inmügration documents and work permits, ifnecessary. The Employee will have an executive status, level IIIC.

The Employee accepts this appointment and declares that he is not bound by any other company and has been released from his contractual obligations towards his former employer.

This employment contract (hereinafter referred to as the "Contract") is subject to the provisions of the National Collective Bargaining Agreement for Engineers and Executives for the Metal Industry (hereinafter referred to as the "Collective Bargaining Agreement") and in compliance with the Company's internai rules and regulations, a copy of which will be provided to the Employee.

For information, the Employee is reminded that the following collective agreements are in force within the Company: Convention Collective Nationale Ingénieurs et Cadres de la Métallurgie.

Article 2- Duration

The Contract is entered into for an indefinite tenn.

The Contract shall become definitive following the fulfillment of a trial period of tlu·ee months, renewable once by an agreement between the Company and the Employee. During this trial period , the Contract may be terminated at any time by either of the Company or the Employee, without indenmity. However, after a 45-day trial period, the reciprocal notice will be fifteen days or one month if the trial period lasts six months, except in the event of dismissal for gross or serious misconduct ("faute grave ou lourde '').

Following the trial period, the Contract may be terminated by either the Company or the Employee by registered letter with acknowledgment of receipt, subject to a reciprocal tlu-ee month notice period. The notice period shall not apply in the event of dismissal for serious or gross misconduct.

3.

Article 3 - Duties

In his capacity as Senior Vice President, Vascular Therapy Business Unit, the Employee shall in particular be responsible as stipulated in the job description in annex .

The duties as Senior Vice President, Vascular Therapy Business Unit shall be carried out by the Employee under the control of and according to the instructions given by the President, Cardiac Sm·gery and Vascular Therapy Business Units, or by any person designated to this end by the Company, to whom the Employee shall report on his activity and the assignments assigned to him.

In his special assignment as Strategie Marketing Advisor for the Heart Valves Business Unit, the Employee shall in particular be responsible as stipulated in the job description in atmex.

Without prejudice to the legal and regulatory provisions in force, the Employee expressly agrees that his duties may be changed from time to time by the Company, to the extent that the duties assigned to the Employee are consistent with his status and responsibilities. These modifications shall not constitute an amendment to the Contract. In any event, for the first 12 months of employment the Employee will not be responsible for, nor involved in, any decision, activity and information concerning the endovascular business.

Article 4 - Place of work

The Employee is informed that he shall perform his duties at the Company's establishment located at La Boursidière in Plessis Robinson -92357- France.

At the Company's request, the Employee shall make trips or may be transferred, on a temporary or permanent basis, to any other place located in France or abroad. Any change of place of work as defined in this article shall not constitute an amendment to the Contract.

Article 5 - Obligations

The Employee shall devote all of his professional activities and attention to the business of the Company and shall use all of his abilities and capacities in the promotion of the interests of the Company. Tlu-oughout the duration of the Contract, the Employee undertakes not to carry out any professional activity of any nature whatsoever on his own behalf or on behalf of any other person or company other than a company of the Sorin Group. Throughout the duration of the Contract, the Employee undertakes not to take, for any reason whatsoever, a direct or indirect interest in a comparable or similar business without the Company's prior written approval.

The Employee undertakes to abide by all the internai ntles and procedures applied by the
Company .

Article 6 - Remuneration

In consideration for carrying out his duties, the Employee shall receive a gross annual salary of a fixed amount of two hundred and forty thousand euros (€240,000), payable in thirteen point one (13.1) monthly instalments.

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The Employee shall be entitled to a sign-on bonus of sixty-five thousand euros gross (€65,000), payable as follows: twenty-five thousand euros gross (€25,000) at the same time as the payment of the January 2006 salary, fifteen thousand euros gross (€15,000) at the same time as the payment of the January 2007 salary, and twenty-five thousand euros gross (€25,000) at the same ti me as the payment of the January 2008 salary. The payment of this bonus shall depend on the Employee's effective presence within the Company at the date of each instalment and in the absence of a breach of the Contract, for any reason whatsoever. In this way, in the event where his Contract is terminated, the Employee shall not be entitled to claim the payment of an instalment, which might occur during the notice period, whether performed or not.

In addition to his base salary, the Employee shall be entitled, for 2005, to a maximum bonus of twenty-five thousand euros (€25,000) gross, subject to the achievement of quality objectives of induction in his role, defined in agreement with the Employee's direct line manager. Where applicable, this bonus shall be paid to the Employee at the same time as his January 2006 salary.

As of January 2006, and as a supplement to his base remuneration , the Employee shall be entitled to pm1icipate in an mmual management bonus scheme which will provide for the payment of a bonus amounting to a target of 40% of the gross base salary, as mentioned above. The payment of this bonus shall be linked to the achievement of business and persona! objectives (75 % of the target bonus will be related to the VT business objectives and 25 % will be related to the HV business objectives), which will be established on an annual basis with reference to the bonus plan for the key managers of the Sorin Group and the Employee's specifie position. These objectives shall be determined by way of an amendment to the Contract.

Any bonus or gratuity that the Company grants the Employee exceeding the remuneration agreed above shall constitute a discretionary payment from the Company. Any Company decision regarding such a bonus or gratuity shall only be valid for the period determined by the Company and shall be payable for this period in accordance with the terms and conditions decided by the Company.

Article 7- Du ration of work

In keeping with his appointed functions and duties, as weil as the degree of autonomy to which he is entitled, the Employee 's status shall be that of Key Manager ("cadre dirigeant") . Consequently, the provisions of the Labor Code regarding working hours shall not apply to the Employee.

Article 8 - Company car

The Company shall make available to the Employee a company car, which he may use both for professional and persona! needs. The amount corresponding to the Employee's persona! use of the vehicle will be considered as a benefit in kind and, as such, will be subject to social charges. The Employee confirms that he holds a valid driving license, and undertakes to immediately inform the Company of any change arising in this respect.

5.

information regarding the accident. The Company shall pay ail maintenance costs for said vehicle, and will reimburse the Employee for ail gasoline or toll expenses incurred in the course of his professional activity, upon production of documentary proof. Any fines shall remain the responsibility of the Employee under ali circumstances.

The vehicle made available to the Employee shall remain the property of the Company and shall immediately be returned to the Company at the end of the Contract for any reason whatsoever.

Article 9 - Professional expenses

Reasonable expenses relating to accommodation, travel and representation costs and any other expenses necessary for the performance of the Employee's duties shall be reimbursed to him on a monthly basis upon production of an expenses report and related receipts based on the rules and arrangements determined by the Company, in compliance with the provisions of the Collective Bargaining Agreement.

Article 10- Accrued paid vacation

The number of days of accrued paid vacation to which the Employee is entitled shall be determined in accordance with the applicable legislation and the provisions of the Collective Bargaining Agreement.

The Employee will take his accrued paid vacation at dates agreed with the Company .

The accrued paid vacation acquired during a reference year may not be taken or postponed after the end of the following referenc e year.

Article 11-Social security

Tlll'oughout the duration of the Contract, the Employee will be affiliated to the following retirement and welfare schemes currently subscribed to by the Company for employees of his category:

Caisse ARRCO: CGIS- 509, Rue Van Gogh- 75 591 Paris Cedex 12

Caisse AGIRC: IRRAPRI- Mail Charlot- 41930 BLOIS Cedex 9;

These abovementioned schemes may be modified from time to time by the Company in compliance with applicable laws, without such a modification being an amendment to the Contract.

The Company is affiliated to the URSSAF of Montreuil, under the internai number
920080196555002011.

TIU'oughout the duration of the Contract, the Employee will also be granted private health insurance coverage and private pension plan, in tine with the Company Benefit s Policy.

6.

Article 12 - Professional secrecy

The Employee acknowledges that the disclosure of confidential information may be detrimental to the Company's interests. Any and all information, to which the Employee has access, directly or indirectly, regarding the activities, administrative and financial management, teclmology, products and clients of the Company and/or any other company of the Sorin Group, shall be considered confidential.

Therefore, the Employee undertakes not to disclose any confidential information whatsoever, whether in his own interest or in the interest of any other person. This secrecy and confidentiality undertaking shall apply (i) during the term of the performance of the Contract, unless the disclosure of such information to third parties is necessary for the Employee's performance of his duties, and (ii) after the termination of the Contract, for any reason whatsoever, except with the Company's prior written approval.

The Employee also undertakes not to copy or distribute for his own use or for the use of any other physical or moral person, any software used or developed by the Company without
(i) obtaining his line manager's prior written approval and (ii) taking all reasonable precautions to ensure that his use of the software neither corrupts nor destroys any existing software or data.

The Company has provided the Employee upon joining the Company, with the documents and equipment necessary for the Employee's proper execution of his obligations under the Contract. Such documents and equipment, as weil as all other property placed at the Employee's disposai during the Contract, are and will remain the sole propet1y of the Company. Upon tennination of the Contract, or at any other moment during the performance of the Contract, the Employee undertakes to return the property , documents and equipment to the Company, upon its first written request .

Moreover, upon the termination of the Contract or at any moment during the performance of the Contract, the Employee undertakes to return to the Company, upon its first written request, all files and other documents which may be in his possession or under his control (including any photocopies of documents), relating to the professional activities of the Company and/or any other company of the Sorin Group and/or their clients. This provision includes, without being limited to, all credit cards, keys, books, records, repot1s, manuals, client lists, printed matter, documents, sketches, drafts, databases, correspondence, and memoranda.

Article 13 - Inventions

Any invention made by the Employee in the performance of his duties, where they include an inventive assignment, or in the scope of studies or research, which are explicitly assigned to him, shall automatically belong to the Company. An invention is considered patentable when it is a new invention involving an innovative activity, which is liable to be used for industrial purposes, pursuant to Article L.611-1 0 1o of the Intellectual Property Code. In the event where the Company files an invention , the Employee shall be named in the patent application. The remuneration paid to the Employee pursuant to the Contract shall be deemed to include the additional remuneration provided for by Article L.611-7 of the Intellectual Property Code.

7.

Ali other inventions shali belong to the Employee. However, where an invention was made by the Employee during the performance of his duties, either within the Company's Iine of business or using knowledge , teclmiques or assets that are specifie to the Company, or data obtained by the Company, the Company may assign the ownership or enjoyment of ali or part of the rights attached to the patent protecting the invention.

In such a case, the Company shall pay the Employee fair compensation taking into account the respective contributions of the Employee, the Company or one of the other companies of the Sorin Group and the industrial or commercial interest of the invention. Any dispute relating to the calculation of the fair compensation shali be submitted to the Conciliation Committee ("Commission de Conciliation") created by Article L.615-21 of the Intellectual Property Code orto the Tribunal de Grande Instance.

The Employee undertakes, pursuant to the provisions of Decree No. 79.797 of 4 September 1979 to inunediately notify the Company by registered letter with acknowledgment of receipt of ali inventions for which he is the author or the co-author, whether these inventions relate to his professional duties or not. This declaration must contain ail the information in his possession to allow the Company to assess the classification of the invention. Where the classification implies the right to attribution provided for by the law for certain types of inventions, the Employee undertakes to give the Company a description of the relevant invention. The two pat1ies undertake not to disclose the invention until a final ruling has been made regarding the classification.

At the Company's request, and at its expense, the Employee shall sign any request, transfer or other document which may be necessary so that the Company or any other company of the Sorin Group can file and obtain patents, copyrights, registration of designs or any other form of protection concerning the rights to the invention, and be officially recognized as the bolder of ail the rights and title deeds to the invention. More generally, the Employee agrees to provide the Company or any other company of the Sorin Group with any assistance necessary in connection with any action, procedure or steps concerning the application of the provisions of this article in France and abroad.

Article 14- Non-compete undertaldng

Given the nature of his functions and duties, the Employee acknowledges that a non-comp ete obligation aims to protect the legitimate interests of the Company and undertakes, in the event of tennination of the Contract for any reason whatsoever:

not to work in any capacity whatsoever, such as an employee, corporate officer, independent consultant, etc., for any competing business which bas its activity in the vascular therapy and heat1 valves sectors;

not to take a direct or indirect interest, in any way whatsoever, in this type of busines s.

This non-compete undertaking shall be limited to a period of 12 (twelve) months with effect from the effective termination of the Contract and shall cover the entire world.

8.

salary instalments, and shall be subject to social security contributions. The Company may reduce this non-competition undertaking or waive the benefit of this non-competition undertaking by infonning the Employee within 8 weekdays following the notification of the termination of the Contract. In this case, the Company will not be liable for payment of the aforementioned indemnity.

Any breach of this non-competition clause shall automatically give rise to the reimbursement of the aforementioned indemnity, the payment by the Employee of a penalty which is fixed at a lump sum corresponding to his net basic salary received during the last [8] months of his activity; such penalty shall be payable for each offence observed, without requiring any injunction to cease the competing activity, and without prejudice to the Company's right to obtain full indemnification of the loss actually incurred.

Article 15- Post-termination understandings

Following the termination of the Contract for any reason whatsoever, and without any time limit, the Employee undertakes not to represent himself as being in any way connected or interested in the business of the Company or any other company of the Sorin Group.

The Employee unde11akes during 12 (twelve) months following the date of the termination of the Contract for any reason whatsoever, not to, directly or indirectly:

solicit, hire or attempt to hire any individual, who is an employee of the Company or any other company of the Sorin Group;

incite any individual, who is an employee of the Company or any other company of the Sorin Group, to Jeave his position with the Company or any other company of the Sorin Group;

solicit customers of the Company with which you has been dealing, directly or indirectly, in the last three years ofyour employment with the Company.

Article 16- Applicable law

The Contractas weil as the rights and obligations of the parties which result therefrom will be governed by and interpreted in accordance with French law.

Every stipulation in the Contract or any part of each of these stipulations which may be declared null and void by a Court shall be considered as a separate part of the Contract, which shall remain valid and shall continue to be effective for the remainder of its provisions.

Article 17 - Miscellaneous

9.

The Employee acknowledges that he has received an original copy of the Contract, duly signed by the parties.

The Employee shall inform the Company immediately of any change to the information provided on the date hereof (address, marital status, etc.). Executed in Plessis Robinson, on October 21st ,2005, in duplicate.

(*handwritten words: "lu et approuvé" ("read and approved''))

ANNEX TO EMPLOYMENT CONTRACT DATED November 7th 2005

BETWEEN THE UNDERSIGNED:

ELA MEDICAL, a French limited liability company (SAS) with a capital of
€50,000,000, whose registered office is located at 98, rue Maurice Arnoux in Montrouge - 92120, registered with the Commercial and Companies Registry of Nanterre under the number B 309 786 481, represented by Mr. Stéphane BESSETTE, acting in his capacity as Vice President Human Resources, hereinafter referred to as the "Company",

on the one hand,

AND:

Mr. Stefano Di Lullo, born on 14111 June 1961 in Montréal, of Canadian nationality, residing at 16, allée de la Clairière in Noisy-le-Roi - 78590,

hereinafter referred to as the "Employee" or "Mr. Di Lullo",

on the other hand.

2.

THE PARTIES HAVE AGREED AS FOLLOWS:

The Employee has entered into an indefinite-term employment contract with the Company on November 151 2005 and accepts to be temporarily seconded to Sorin Biomedica Cardio S.r.l., an Italian company.

Article 1- Object

The Employee shall be sent on secondment, as Senior Vice President, Vascular Therapy Business Unit to Sorin Biomedica Cardio S.r.l., since the Company and the entire Sorin Group have an interest in that the above duties be performed, at least initially, at the Sorin Group subsidiary which is specifically dedicated to the Vascular business.

It must be expressly noted that, throughout the duration of the secondment, the Employee shall perform his functions under the control of and according to the instructions given by the President, Cardiac Sm·gery and Vascular Therapy Business Units, or by any person designated to this end by the Company, to whom the Employee shall report on his activity. The Employee must comply with internai rules in force within the host offices.

During the secondment, the Employee will remain on the Company's payroll. Moreover, in such period the Company , in its capacity as the Employee's sole employer, shall retain ali supervision and disciplinary powers over the performance of the Employee's duties.

Article 2 - Duration

The secondment shall begin as of 7th November 2005, and for an initial period of tlu·ee years, which may potentially be renewed. However, insofar as the mission should end before the term of the tlu·ee-year period, the Employee will have sufficient time to organize his return.

Article 3 -Place of work

The Employee shall perform his duties at the SORIN Biomedia Cardio S.r.l. offices, located in Saluggia, Italy.

Article 4 -Professional expenses and benefits in lund

Travel expenses

Tluoughout the length of the secondment, the Company shall reimburse the Employee one economy class return-flight ticket per week (Paris/Milan or Paris/Turin).

Housing allowance

3.

Relocation expanses

Should the Employee decide to have his family join him in Italy, the Company shall cover reasonable relocation expenses, as well as the fees of a relocation agency it will have chosen. The invoices must be written out to the Company.

Mm eover, in such case the Company will discuss with the Employee the opportunity of providing other support benefits and/or services and to review the conditions regulating the car, house and flight tickets benefits.

Fees

The Company shall pay the reasonable fees of a persona) tax consultant.

Company car

The Company shall make available to the Employee a company car in Italy, which he may use for professionallocal needs. The Employee confirms that he hold s a valid driving license, including an international driving license, and undertakes to immediately inform the Company of any change arising in this respect.

Article 5 - Socia l benefits

The Employee will continue to benefit from French social security during his secondment.

Article 6- Post-secondment undertaldngs

At the end of the secondment, whether anticipated or not, the Company undertakes to redeploy the Employee in a position similar to the one he held within the Company, insofar as such positions are available.

Article 7 -Applicable law

The Contractas well as the rights and obligations of the parties which result therefrom will be governed by and interpreted in accordance with French law.

Every stipulation in this annex or any part of each of these stipulations which may be declared null and void by a Court shall be considered as a separate part of the present annex, which shall remain valid and shall continue to be effective for the remainder of its provisions.

4.

Article 8 - Miscellaneous

The stipulations of this mmex replace, during its implementation, the stipulations provided in the employment contract entered into between the parties dated 21st October 2005 and that are contradictory. Any amendment to the present alU1ex shall be made in writing and signed by the parties.

The Employee acknowledges that he has received an original copy of the present annex, duly signed by the parties.

Executed in Plessis Robinson, on 7111 November 2005, in duplicate.

u et approuvé" ("read and approved"))